PHOTRONICS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measure
Reconciliation of GAAP Net Income to EBITDA
(in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	November 2,	November 3,	November 2,	November 3,
	2014	2013	2014	2013
GAAP Net Income (a)	$6,699	$4,913	$32,035	$19,576

Add: interest expense	1,638	2,051	7,247	7,756
Add: income tax expense	2,004	1,072	9,295	7,229
Add: depreciation and amortization	21,421	17,453	78,685	71,408
Add (less): special items (b)	941	1,156	(9,846)	3,974
EBITDA	$32,703	$26,645	$117,416	$109,943

(a)	Includes net income attributable to noncontrolling interests.

(b)	Special items consist of stock compensation expense, and in 2014 noncash gain on acquisition of DNP Photomask Technology Taiwan, Co., Ltd., a wholly-owned subsidiary of Dai Nippon Printing Co., Ltd., and related acquisition transaction expenses.